Exhibit 1A-6A

EMPLOYMENT SERVICES AGREEMENT

This Agreement (this “Agreement”), dated as of August 21, 2019 (sometimes the “Effective Date”), by and between Renewable Energy & Power Inc., a Nevada corporation (the “Company”), and Conrad Huss, residing at Airmont, New York (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as Interim President and Chief Executive Officer of the Company, and the Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Services. The Executive will be employed by the Company, as its Interim President and Chief Executive Officer. The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with his position (as applicable, the “Services”).

2. Term.

The Executive’s employment under this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for a term of one (1) year, unless further extended by mutual written agreement by the parties. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 5 hereof and survive the expiration or termination hereof.

3. Best Efforts; Place of Performance.

(a) The Executive shall devote a sufficient portion of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company, and shall not during the Term, without prior written Board approval, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b) The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate.

4. Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to Ten Thousand Dollars ($10,000.00) per month, payable in the form of cash.

(b) Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

5. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c) Executive agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

6. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(c) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.

(d) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(e) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Renewable Energy & Power Inc.

By:
Name:
Title:

Conrad Huss

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